Exhibit 5.1

RICHARD FEINER
Attorney at Law
381 Park Avenue South, Suite 1601
New York, New York 10016
Tel. No. 212-779-8600
Telecopy Number - (212) 779-8858
e-mail: Rfeiner@Silverfirm.com

November 15, 2006

Board of Directors
Capital Gold Corporation
76 Beaver Street
26th floor
New York, NY10005

Re: Capital Gold Corporation - Registration Statement on Form SB-2

Gentlemen:

I have acted as counsel for Capital Gold Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the "Act"), of the following shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock"): (i) an aggregate of 1,150,000 shares (the “Shares”) and (ii) an aggregate of 12,800,000 shares (the "Warrant Shares") issuable upon exercise of certain outstanding warrants and options of the Company (collectively, the "Warrants"). The Shares and Warrant Shares are to be offered and sold by certain securityholders of the Company (the "Selling Stockholders").

I have reviewed and am familiar with such corporate proceedings and other matters as I have deemed necessary for this opinion. Based upon the foregoing, I am of the opinion that (i) the Warrant Shares to be offered and sold by the Selling Stockholders have been duly authorized and, when issued by the Company upon exercise of the Warrants in accordance with the Warrants, will be legally issued, fully paid and nonassessable, and (ii) the Shares to be offered and sold by the Selling Stockholders have been duly authorized, legally issued, fully paid and are nonassessable.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,
/s/ Richard Feiner
Richard Feiner, Esq.